UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*

                           COLONIAL PROPERTIES TRUST
                      -----------------------------------------
                                (Name of Issuer)

                                    COMMON
                                 ------------
                         (Title of Class of Securities)

                                   195872106
                                  ------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                               December 31, 2005
                              -------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)
                                     Page 1

Amendment No. 9 to SCHEDULE 13G

CUSIP No.  195872106                                    Page 2 of 7 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers, Inc.      14-1904657
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 3,397,100
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             3,493,500
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,493,500
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES             [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    HC, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Amendment No. 9 to SCHEDULE 13G

CUSIP No.  195872106                                Page 3 of 7 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers Capital Management, Inc.  13-335336
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 3,397,100
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             3,493,500
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,493,500
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES       [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  Page 4 of 7 Pages

Amendment No. 9 to SCHEDULE 13G

Item 1  (a)  Name of Issuer
             Colonial Properties Trust

        (b)  Address of Issuer's Principal Executive Office
             2101 Sixth Avenue N Suite 750
             Birmingham, AL 35203

Item 2  (a)  Name of Person(s) Filing
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.
        (b)  Address of Principal Business Office:
             The principal address of both entities is:
             280 Park Avenue
             10th Floor
             New York, New York 10017
        (c)  Citizenship or Place of Orgainization:
             Cohen & Steers, Inc.:   Delaware
             Cohen & Steers Capital Management, Inc.:  New York
        (d)  Title of Class of Securities
             Common
        (e)  CUSIP Number
             195872106

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                                Page 5 of 7 Pages

Item 4.      OWNERSHIP

             (a)  Amount of Shares Beneficially Owned as of December 30, 2005:

                  See row 9 on cover sheet

             (b)  Percent of Class:

                  See row 11 on cover sheet

             (c)  Number of Shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        See row 5 on cover sheet

                  (ii)  shared power to vote or to direct the vote:
                        See row 6 on cover sheet

                  (iii) sole power to dispose or to direct the
                        disposition of:
                        See row 7 on cover sheet

                  (iv)  shared power to dispose or to direct
                        the disposition of:
                        See row 8 on cover sheet


Item 5.      OWNERSHIP OF 5% OR LESS OF CLASS:
             Not Applicable

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. []

Item 6       OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:
             Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of the parent company.

Item 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             See Item 3

Item 9       NOTICE OF DISSOLUTION OF GROUP:
             Not Applicable

                                                Page 6 of 7 Pages

Item 10      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2006


/s/Robert Steers
----------------------------------
Signature


Robert H. Steers, Co-Chairman and Co Chief Executive Officer
Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.
------------------------------------------------------------
Name and Title

                                                  Page 7 of 7 Pages


                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the common shares of COLONIAL PROPERTIES TRUST and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 10, 2006.


                              COHEN & STEERS, INC.

                                        /s/Robert Steers
                                   By:-----------------------------------------
                                            Name: Robert H. Steers
                                            Title: Co-Chariman and Co-Chief
                                                   Executive Officer



                              COHEN & STEERS CAPITAL MANAGEMENT, INC.

                                        /s/Robert Steers
                                    By:----------------------------------------
                                             Name: Robert H. Steers
                                             Title:  Co-Chairman and Co-Chief
                                                     Executive Officer